EXHIBIT 99.1

PEMBROKE, BERMUDA, May 1, 2003 - PartnerRe Ltd. (NYSE:PRE) today announced that it has priced its previously announced offering of Series C Cumulative Redeemable Preferred Securities. The offering is expected to close on May 8, 2003.

In connection with this offering, PartnerRe expects to issue $260 million of Series C Cumulative Redeemable Preferred shares. In addition, the Company has granted the underwriters a 30 day overallotment option for the issuance of up to 15% of the Offering. The Series C shares, which will trade on the New York Stock Exchange under the symbol “PRE PrC” will have an annual dividend yield of 6.75% and a redemption value of $25.00 per share. The Company may redeem these shares at any time after the five-year anniversary of the date on which the offering closes.

The Company intends to use $250 million of the net proceeds of the offering to redeem the outstanding PartnerRe Ltd. 8% Series A Cumulative Preferred Shares. Upon closing of the Series C offering the Company expects to issue a formal call notice for all outstanding 8% Series A Cumulative Preferred Shares at their liquidation value of $25.00 plus accrued dividends. While the redemption of the Series A Cumulative Preferred Shares will have no impact on the net income of the Company for the second quarter, it will result in a $7.8 million reduction to the net income amount used in the calculation of earnings per share available to common shareholders. The $7.8 million represents the difference between the aggregate liquidation value and the carrying value of the Series A Cumulative Preferred Shares.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of these or any other securities, nor will there be any sale of these or any other securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.